Exhibit 23.4
CONSENT OF INDEPENDENT AUDITORS
The Board of Directors
Connect Ml-Al Holdings Limited:
We consent to the incorporation by reference in this Registration Statement on Form S-3 of Macquarie Infrastructure Company Trust and Macquarie Infrastructure Company LLC for the registration of shares representing beneficial interests in Macquarie Infrastructure Company Trust and limited liability company interests of Macquarie Infrastructure Company LLC of our report dated September 22, 2006, with respect to the consolidated balance sheet of Connect Ml-Al Holdings Limited and subsidiary, as of March 31, 2006, and the related consolidated statements of operations, shareholders’ deficit and other comprehensive income (loss), and cash flows for the year ended March 31, 2006, incorporated herein by reference and to the reference to our firm under the heading “Experts”.
/s/ KPMG LLP
London, England
October 13, 2006